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                                                                     Exhibit 4.7

                                TEAM HEALTH, INC.

                              SERIES A AND SERIES B
                     12% SENIOR SUBORDINATED NOTES DUE 2009

                          SIXTH SUPPLEMENTAL INDENTURE
                           Dated as of March 12, 2004

                             Supplementing Indenture
                           Dated as of March 12, 1999

                              The Bank of New York

                                     Trustee

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         SIXTH SUPPLEMENTAL INDENTURE, dated as of March 12, 2004 (this
"Supplemental Indenture"), among Team Health, Inc., a Tennessee corporation (the "Company") and The Bank of New York (successor to United States Trust Company of New York), as trustee (the "Trustee").

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 12, 1999 (the "Indenture"), providing for the creation and issuance by the Company of 12% Series A Senior Subordinated Notes due 2009 (the "Series A Notes") and the 12% Series B Senior Subordinated Notes due 2009 (the "Series B Notes" and, together with the Series A Notes, the "Notes");

         WHEREAS, Section 9.02 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may amend or supplement the Indenture or the Notes without notice to any Noteholder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, subject to certain exceptions specified in Section 9.02 of the Indenture;

         WHEREAS, the parties hereto are entering into this Supplemental Indenture to, among other things, (i) amend certain restrictive covenants contained in Articles Four and Five of the Indenture, and (ii) amend certain Events of Default contained in Article Six of the Indenture (collectively, the "Proposed Amendments");

         WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the Proposed Amendments in the manner provided in Section 9.02 of the Indenture;

         WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a Board Resolution; and

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the parties hereto.

         NOW, THEREFORE, in consideration of the above premises, each party hereto agrees, for the benefit of the other party and for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

         Section 1.        Amendments to the Indenture.

         For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, each term used herein shall have the meaning assigned to it in the Indenture.

The following sections of Articles Four, Five and Six of the Indenture are hereby deleted in their entirety:

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         SECTION 4.03. Reports.

         (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations. In addition, following consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC shall not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA Section 314(a).

         (b) For so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         SECTION 4.05. Taxes. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

         SECTION 4.07. Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment on such Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except scheduled payments of interest or principal at Stated Maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

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         (b)      the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

         (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (i), (ii), (iii), (iv), (viii) (other than those permitted by clause (f) of the definition of "Permitted Investments"), (xi) and (xii) of the next succeeding paragraph), is less than the sum, without duplication, of
(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net proceeds (including the fair-market value of property other than cash, provided, that fair market value of property other than cash shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee and such determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million) received by the Company as a contribution to the Company's capital or received by the Company from the issue or sale since the date of this Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or
(B) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of this Indenture.

         The preceding provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an

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incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member or former member of the Company's (or any of their Restricted Subsidiaries') management or affiliated physician pursuant to any management equity subscription agreement, stockholders agreement or stock option agreement or other similar agreements in effect as of the date of this Indenture; provided, however, the aggregate price paid shall not exceed (a) $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $5.0 million in any calendar year, plus (b) the aggregate cash proceeds received by the Company from any issuance or reissuance of Equity Interests to members of management or affiliated physicians of the Company and its Restricted Subsidiaries and the proceeds to the Company of any "key man" life insurance policies; provided that the cancellation of Indebtedness owing to the Company from members of management or affiliated physicians of the Company or any Restricted Subsidiary in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment; (vi) Investments in any Person (other than the Company or a Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $7.5 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $6.0 million; (viii) Permitted Investments; (ix) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends on Disqualified Stock, the incurrence of which satisfied Section 4.09 hereof; (x) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof; and (xi) distributions to fund the Transactions.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

         SECTION 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company

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or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of this Indenture, (b) the Senior Credit Facilities as in effect as of the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive taken as a whole (as determined in the good faith judgment of the Company's Board of Directors) with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of this Indenture, (c) this Indenture and the Notes, (d) any applicable law, rule, regulation or order, (e) any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, in the good faith judgment of the Company's board of directors, taken as a whole, to the Holders of Notes than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and
(k) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of Section 4.09.

         SECTION 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock and the Company's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, if such incurrence or issuance is on or prior to the second anniversary of the Issue Date, or 2.25 to 1 if such incurrence or issuance is after the second anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date, or 2.5 to 1 if such incurrence or issuance is after the fourth

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anniversary of the Issue Date, in each case, determined on a pro forma basis
(including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The first paragraph of Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Senior Credit Facilities; provided that the aggregate amount of all Indebtedness then classified as having been incurred in reliance upon this clause (i) that remains outstanding under the Senior Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $190 million;

         (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

         (iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes originally issued on the Issue Date and the Subsidiary Guarantees;

         (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount or accreted value, as applicable, not to exceed $15.0 million;

         (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $20.0 million;

         (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by this Indenture to be incurred;

         (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and (ii)(A) any subsequent issuance or

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transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

         (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging: (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;
(ii) exchange rate risk with respect to any agreement or Indebtedness of such Person payable in a currency other than U.S. dollars; or (iii) commodities risk relating to commodities agreements, entered into in the ordinary course of business, for the purchase of raw material used by the Company and its Restricted Subsidiaries;

         (ix) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of Section 4.09;

         (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

         (xi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

         (xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (x) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by the Company and/or such Restricted Subsidiary in connection with such disposition;

         (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries which is subordinated to the Notes and the Guarantees; provided that such Indebtedness matures after

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the date on which the Notes mature and that no cash interest is payable with respect to such Indebtedness until after the date on which the Notes mature;

         (xiv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

         (xv) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $10.0 million at any time outstanding; and

         (xvi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of this Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xvi), not to exceed $25.0 million.

         For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company shall be permitted to classify such item of Indebtedness in any manner that complies with this Section 4.09. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this Section
4.09 hereof provided that the Company would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this Section 4.09 hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

         SECTION 4.10. Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;
(ii) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee provided that the Board of Directors' determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $25 million; and (iii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 4.10, each of the following shall be deemed to be cash:

         (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

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         (y)      any securities, notes or other obligations received by the
Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash received in that conversion).

         The 80% limitation referred to in clause (iii) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 80% limitation.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds, at its option: (a) to repay or repurchase Senior Debt of the Company or any Restricted Subsidiary; (b) to acquire a controlling interest in another Permitted Business; (c) to make a capital expenditure in a Permitted Business; or (d) to acquire other assets in a Permitted Business.

         Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Senior Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

         To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

         SECTION 4.11. Transactions with Affiliates. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the
Trustee: (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the

Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:
(a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (b) transactions between or among the Company and/or its Restricted Subsidiaries; (c) Permitted Investments and Restricted Payments that are permitted by the provisions of Section 4.07 hereof; (d) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries; (e) transactions pursuant to any contract or agreement in effect on the date of this Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date; (f) transactions pursuant to management contracts with affiliated physicians entered into in the ordinary course of business consistent with past practice (or as such practice may be modified to comply with regulations governing the operations of the Company); and (g) payments in connection with the Transactions (including the payment of fees and expenses with respect thereto).

         SECTION 4.12. Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness that does not constitute Senior Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired unless: (i) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the Notes, the Notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien and (ii) in all other cases, the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

         SECTION 4.14. Offer to Repurchase Upon Change of Control.

         (a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Company shall mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

         (b) By 12:00 p.m. (noon) Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and
(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (c) Notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and Section 3.09 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         SECTION 4.15. Anti-Layering. The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to any Senior Debt and (b) senior in any respect in right of payment to the Notes.

         No Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to any Senior Debt of such Guarantor; and (b) senior in any respect in right of payment to the Subsidiary Guarantees.

         SECTION 4.16. Sale And Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.09 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12, (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.10.

         SECTION 4.17. Limitation on Issuances of Guarantees of Indebtedness. The Company shall not permit any Domestic Restricted Subsidiary, directly or indirectly, to incur Indebtedness or Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary unless either such Restricted Subsidiary (x) is a Subsidiary Guarantor or (y) simultaneously executes and delivers a supplemental indenture in the form of Exhibit E hereto and becomes a Subsidiary Guarantor, which Guarantee shall (x) with respect to any Guarantee of Senior Debt, be subordinated in right of payment on the same terms as the Notes are subordinated to such Senior Debt and (y) with respect to any Guarantee of any other Indebtedness, be senior to or pari passu with such Restricted Subsidiary's other Indebtedness or Guarantee of or pledge to secure such other Indebtedness.

         Notwithstanding the preceding paragraph, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture.

         SECTION 4.18. Additional Guarantees. If the Company shall acquire or create a Domestic Restricted Subsidiary after the date of this Indenture, or if any Subsidiary of the Company becomes a Domestic Restricted Subsidiary, then such newly acquired or created Domestic Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture in the form of Exhibit E hereto and deliver an opinion of counsel, in accordance with terms of this Indenture.

         SECTION 4.19. Business Activities. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

         SECTION 4.20. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation (to the extent not designated a Permitted Investment) and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 hereof. All such outstanding Investments will be valued at their fair market value at the time of such designation, as determined in good faith by the Board of Directors. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         SECTION 5.01. Merger, Consolidation or Sale of Assets. The Company may not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless: (A) either (i) the Company is the surviving corporation, or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (B) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (C) immediately after such transaction no Default or Event of Default exists; and (D) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (a) shall, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 or (b) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Company and its subsidiaries immediately prior to the transaction. The preceding clause (D) shall not prohibit (a) a merger between the Company and a Wholly Owned Subsidiary or (b) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this Section 5.01 shall not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

         SECTION 6.01. Events of Default.

         (f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default (i) is caused by a failure to pay principal of or premium, if any, on such Indebtedness after giving effect to the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

         (g) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

         (h) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

         Section 2.        Operation of Supplemental Indenture.

                  This Supplemental Indenture will become effective upon the purchase by the Company, by accepting for payment, all Notes that are validly tendered (and not withdrawn) pursuant to the Company's offer to purchase Notes on the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement, dated February 24, 2004, and the related Consent and Letter of Transmittal.

         Section 3.        Concerning the Trustee.

                  The Trustee accepts the trusts of the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture.

         Section 4.        Miscellaneous.

         (a) Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

         (b) All agreements of the Company in this Supplemental Indenture shall bind the Company's successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

         (c) THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         (d) If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or in the indenture by the TIA, the required provision shall control.

         (e) The titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

         (f) This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall represent one and the same agreement.

         (g) In case any provision of this Supplemental Indenture shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

                                   SIGNATURES

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

                                          TEAM HEALTH, INC.

                                          By: /s/ Robert Abramowski
                                              ----------------------------------
                                              Name: Robert Abramowski
                                              Title: Executive Vice President -
                                                     Finance and Administration

                                          THE BANK OF NEW YORK, as Trustee

                                          By: /s/ Patricia Gallagher
                                              ----------------------------------
                                              Name: Patricia Gallagher
                                              Title: Vice President